EXHIBIT 16


February 24, 2006


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549


Ladies and Gentlemen:


We were previously principal accountants for NT Holding Corp. ("NT"). On February 24, 2006, we were notified by NT that they have engaged new auditors. We have read NT's statements included under Item 4 of its Form 8-K dated as of the date hereof and we agree with such statements. Madsen & Associates CPAs, Inc. did not consult with other auditors regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,


/S/ Madsen & Associates CPAs, Inc.



Madsen & Associates CPAs, Inc.